Exhibit 2.1

THIRD AMENDMENT

TO

BUSINESS COMBINATION AGREEMENT

This Third Amendment (“Third Amendment”) to Business Combination Agreement is made and entered into as of September 27, 2025, by and among (i) Alps Life Sciences Inc, a Cayman Islands exempted company (“Alps Holdco”); (ii) Globalink Investment Inc., a Delaware corporation (“Parent”), (iii) GL Sponsor LLC, a Delaware limited liability company, in the capacity as the representative from and after the Effective Time (as defined in the Business Combination Agreement) other than Alps Holdco Shareholders (as defined in the Business Combination Agreement) as of immediately prior to the Effective Time and their successors and assignees) in accordance with the terms and conditions of the Business Combination Agreement (the “Parent Representative”), and (iv) Dr. Tham Seng Kong, an individual, in the capacity as the representative from and after the Effective time for Alps Holdco Shareholders (as defined in the Business Combination Agreement) as of immediately prior to the Effective Time in accordance with the terms and conditions of the Business Combination Agreement (the “Seller Representative”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

RECITALS:

WHEREAS, Alps Global Holding Pubco, a Cayman Islands exempted company (“Pubco”), Alps Biosciences Merger Sub, a Cayman Islands exempted company and a wholly owned subsidiary of Pubco (“Merger Sub”), Alps Holdco, Parent, Parent Representative and Seller Representative have entered into that certain Amended and Restated Business Combination Agreement, dated as of May 20, 2024 (the “Original Agreement,” and as further amended, by the first amendment dated March 6, 2025, as further amended by the second amendment dated April 18, 2025, and as further amended, including by this Third Amendment, collectively, the “Business Combination Agreement”);

WHEREAS, Section 13.2 of the Business Combination Agreement provides that the Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of Parent, Alps Holdco, the Parent Representative and the Seller Representative; and

WHEREAS, the Parties now desire to amend the Original Agreement, as amended, to, among other matters, allow Dr. Tham Seng Kong, in his personal capacity and not as the Seller Representative (“Tham”), to contribute all the Escrow Shares from his personal entitlement of Merger Consideration Shares and to extend the Alps Holdco Shareholder Written Consent Deadline.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Business Combination Agreement, the Parties hereto, intending to be legally bound, do hereby acknowledge and agree as follows:

1.            Amendments to Business Combination Agreement.

(1.1). Section 4.3(b) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“(b) Exchange Procedures. As soon as practicable following the Effective Time, and in any event within two (2) Business Days following the Effective Time (but in no event prior to the Effective Time), Reincorporation Merger Surviving Company shall cause the Exchange Agent to deliver to each Alps Holdco Shareholder, as of or immediately after the Effective Time, represented by book-entry, each Alps Holdco Shareholder’s Pro Rata Share of the Merger Consideration Shares from the Exchange Fund. Notwithstanding the foregoing, the parties acknowledge and agree that Tham’s Pro Rata Share of the Merger Consideration shall be equitably adjusted by the number of Escrow Shares deposited into the Escrow Account.”

(1.2) Sections 4.10(a) and 4.10(b) of the Original Agreement are hereby deleted in their entirety and replaced with the following:

“(a) At or prior to the Closing, the Parent Representative, the Seller Representative and Continental Stock Transfer & Trust Company (or such other escrow agent mutually acceptable to Pubco and Alps Holdco), as escrow agent (the “Escrow Agent”), shall enter into an Escrow Agreement, effective as of the Effective Time, in form and substance reasonably satisfactory to Pubco and Alps Holdco (the “Escrow Agreement”), pursuant to which Reincorporation Merger Surviving Company shall issue to the Escrow Agent a number of Reincorporation Merger Surviving Company Ordinary Shares (with each share valued at $10.00) equal to five percent (5%) of the Merger Consideration (the “Escrow Amount”) (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”) to be held, along with any other dividends, distributions or other income on the Escrow Shares (together with the Escrow Shares, the “Escrow Property”), in a segregated escrow account (the “Escrow Account”) and disbursed therefrom in accordance with the terms of ARTICLE XII hereof and the Escrow Agreement. Upon disbursement in accordance with the terms of ARTICLE XII hereof, the Escrow Property shall be released and transferred Tham, as the sole contributing Alps Holdco Shareholder.

The Escrow Property shall serve as the sole source of payment for the obligations of the Alps Holdco Shareholders pursuant to ARTICLE XII. Unless otherwise required by Law, all distributions made from the Escrow Account shall be treated by the parties as an adjustment to the number of Merger Consideration Shares received by Tham pursuant to ARTICLE XII hereof.

(b) The Escrow Property shall not be subject to any indemnification claim to the extent made after the date which is six (6) months after the Closing Date (the “Expiration Date”); provided, however, with respect to any indemnification claims made in accordance with ARTICLE XII hereof on or prior to the Expiration Date that remain unresolved at the time of the Expiration Date (“Pending Claims”), all or a portion of the Escrow Property reasonably necessary to satisfy such Pending Claims (as determined based on the amount of the indemnification claim included in the Indemnification Notice provided by the Parent Representative under ARTICLE XII and the Reincorporation Merger Surviving Company Share Price as of the Expiration Date) shall remain in the Escrow Account until such time as such Pending Claim shall have been finally resolved and paid pursuant to the provisions of ARTICLE XII. After the Expiration Date, any Escrow Property remaining in the Escrow Account that is not subject to Pending Claims, if any, and not subject to resolved but unpaid claims in favor of an Indemnified Party, shall be transferred by the Escrow Agent to Tham, as provided in Section 4.10(a) above. Promptly after the final resolution of all Pending Claims and payment of all indemnification obligations in connection therewith, the Escrow Agent shall transfer any remaining Escrow Property remaining in the Escrow Account to Tham.”

(1.3) Section 8.2(a) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“As promptly as reasonably practicable after the F-4 Effective Date and in any event prior to the Effective Time (the “Alps Holdco Shareholder Written Consent Deadline”), Alps Holdco shall obtain and deliver to Parent a true and correct copy of (i) written resolutions duly executed by the Alps Holdco Shareholders or (ii) the minutes of a duly called and held general meeting of the Alps Holdco Shareholders, in each case in form and substance reasonably satisfactory to Parent and evidencing the Alps Holdco Shareholder Approval (the “Alps Holdco Shareholder Written Consent”).”

(1.4) The beginning portion of the first sentence of Section 13.21(a) of the Original Agreement beginning with “Each Alps Holdco Shareholder,” and ending with Dr. Tham Seng Kong,” is hereby deleted in its entirety and replaced with the following:

“(a). Each Alps Holdco Shareholder, on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Dr. Tham Seng Kong,…”

2.             Miscellaneous. Except as expressly provided in this Third Amendment, all of the terms and provisions in the Original Agreement and the Additional Agreements are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This Third Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreement or any Additional Agreement, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the Business Combination Agreement in the Business Combination Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original Agreement, as amended by this Third Amendment (or as the Business Combination Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Original Agreement, as amended by this Third Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Business Combination Agreement, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter. If any provision of the Original Agreement is materially different from or inconsistent with any provision of this Third Amendment, the provision of this Third Amendment shall control, and the provision of the Original Agreement shall, to the extent of such difference or inconsistency, be disregarded. Sections 13.1 through 13.8, and 13.10 through 13.21 of the Original Agreement are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this Third Amendment as if all references to the “Agreement” contained therein were instead references to this Third Amendment.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, each party hereto has caused this Third Amendment to be signed and delivered by its respective duly authorized officer as of the date first written above.

Parent:

GLOBALINK INVESTMENT INC.

By:	/s/ Say Leong Lim
Name:	Say Leong Lim
Title:	Chairman & CEO

Alps Holdco:

ALPS LIFE SCIENCES INC

By:	/s/ Dr. Tham Seng Kong
Name:	Dr. Tham Seng Kong
Title:

Parent Representative:

GL SPONSOR LLC, in the capacity as the Parent Representative

By:	/s/ Yan Xun Ng
Name:	Yan Xun Ng
Title:	Manager

Seller Representative:

/s/ Dr. Tham Seng Kong
Dr. Tham Seng Kong, in the capacity as the Seller Representative

[Signature Page to Third Amendment]